UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
⌧	Definitive Additional Materials
◻	Soliciting Material Pursuant to §240.14a-12

Weingarten Realty Investors

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check appropriate box):

⌧	No fee required
◻	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

◻	Fee paid previously with preliminary materials:

◻

Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PROXY SUPPLEMENT

Weingarten Realty Investors (the “Company”) is providing this supplement (the “Supplement”) to its definitive proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission in connection with the Company’s 2021 Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on April 26, 2021 at 9:00 a.m. Central Time. This Supplement is being filed solely to clarify the effect of abstentions on the proposals set forth in the Proxy Statement. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares.

An abstention represents a shareholder’s affirmative choice to decline to vote on a proposal. If a shareholder indicates on its proxy card with respect to any proposal that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, those shares will be considered present and entitled to vote at the annual meeting, and will therefore be counted for purposes of determining the presence or absence of a quorum. However, as approval of each of the four proposals in the Proxy Statement requires the affirmative vote of the holders of a majority of the Company’s common shares voting at the Annual Meeting, abstentions on a proposal will not be counted as votes in favor of the proposal and accordingly will have the effect of counting as votes against the proposal.

If you have already returned your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. You are able to revoke a proxy prior to the completion of voting at the meeting by: (1) giving written notice to the Secretary of the Company; (2) delivering a later-dated proxy; or (3) voting in-person at the Annual Meeting (unless you are a beneficial owner without a legal proxy as described in question 5 of the Proxy Statement). Please contact our Investor Relations Department at (800) 298-9974 or (713) 866-6000 if you have any questions.

This Supplement will also be made available to shareholders at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under “SEC Filings.”